EXECUTION VERSION

EXHIBIT 2.1

ASSET PURCHASE AGREEMENT by and between BG FINANCE AND ACCOUNTING, INC., as Buyer, BG STAFFING, INC., D&W TALENT, LLC, as Seller, and WILLIS GROUP, LLC, as the Selling Person

ARTICLE I	PURCHASE OF ASSETS 1

1.1	Purchase of Assets 1

1.2	Excluded Assets 2

1.3	Assumed Liabilities 3

1.4	Excluded Liabilities 3

1.5	Consideration 4

1.6	Earn-Out 4

1.7	Purchase Price Adjustment 7

1.8	Closing 9

1.9	Closing and Post-Closing Deliveries 9

1.10	Further Assurances 10

1.11	Allocation of Purchase Price 10

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER 11

2.1	Organization 11

2.2	Authority 11

2.3	Title to Assets 12

2.4	No Violation 13

2.5	Governmental Consents 13

2.6	Financial and Other Business Information 13

2.7	Absence of Certain Changes 14

2.8	Taxes 15

2.9	Proceedings 16

2.10	Compliance with Laws 16

2.11	Permits 16

2.12	Employee Matters 16

2.13	Employee Benefit Plans 17

2.14	Business Contracts 18

2.15	Customers 20

2.16	Warranties 20

2.17	Intellectual Property Rights 20

2.18	Environmental Matters 21

2.19	Competing Interests 21

2.20	No Brokers 21

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER 21

3.1	Organization 21

3.2	Authority 21

3.3	No Violation 22

3.4	Governmental Consents 22

3.5	Independent Evaluation 22

ARTICLE IV	COVENANTS AND AGREEMENTS 22

4.1	Assistance with Permits and Filings 22

4.2	Transaction Costs 22

4.3	Staff Employee Matters 23

4.4	Transfer Taxes 24

4.5	Tax Responsibility; Tax Information; Tax Proration 24

4.6	Name Change 25

4.7	Discharge of Liabilities 25

4.8	Assignment of Assumed Contracts 25

4.9	Accounts Receivable 25

4.10	Financial Statements for Assets 26

4.11	Transition Matters 26

4.12	Replacement Guarantees 27

4.13	State Taxes 28

ARTICLE V	INDEMNIFICATION 28

5.1	Indemnification of Buyer 28

5.2	Indemnification of Seller and the Selling Person 29

5.3	Survival 29

5.4	Time Limitation 29

5.5	Limitations on Amount 30

5.6	Right of Setoff 31

5.7	Miscellaneous 31

5.8	Procedures for Indemnification 32

ARTICLE VI	NONCOMPETITION AND NONSOLICITATION AGREEMENTS 34

6.1	Noncompetition and Nonsolicitation by Seller and the Selling Person 34

6.2	Noncompetition by Buyer and BG Staffing 35

6.3	Exception 35

6.4	Equitable Relief 36

6.5	Court Modification 36

ARTICLE VII	MISCELLANEOUS 36

7.1	Notices 36

7.2	Counterparts 37

7.3	Interpretation 37

7.4	Severability 37

7.5	Binding Effect; Assignment 37

7.6	Entire Agreement; Amendment 37

7.7	Specific Performance; Remedies Not Exclusive 38

7.8	GOVERNING LAW 38

7.9	CONSENT TO EXCLUSIVE VENUE 38

7.10	Drafting 39

7.11	Usage 39

7.12	Certain Definitions 39

7.13	Guaranty of the Selling Person 42

7.14	Guaranty of BG Staffing 42

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of February 23, 2015, is made and entered into by and between BG Finance and Accounting, Inc., a Delaware corporation (“Buyer”) and a wholly owned subsidiary of BG Staffing, Inc., a Delaware corporation (“BG Staffing”), D&W Talent, LLC (d/b/a Donovan & Watkins), a Texas limited liability company (“Seller”), and, in each case, solely for purposes stated herein, Willis Group, LLC, a Texas limited liability company and the sole member of Seller (the “Selling Person”), and BG Staffing.
WHEREAS, Seller is a provider of temporary and full-time staffing services that specializes in providing accounting and finance personnel and secretarial and administrative personnel (such business, the “Business”);
WHEREAS, Seller desires to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Seller, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Selling Person will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Person (i) guarantee certain of Seller’s obligations under this Agreement and (ii) agree to the noncompetition and nonsolicitation provisions set forth in Section 6.1; and
WHEREAS, BG Staffing will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Seller’s execution and delivery hereof, Seller has required that BG Staffing (i) guarantee certain of Buyer’s obligations under this Agreement and (ii) agree to the noncompetition provisions set forth in Section 6.2.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
Purchase of Assets
1.1    Purchase of Assets. At the closing of the transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”), Seller shall sell, transfer, assign and deliver to Buyer the Assets, and Buyer shall purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes (please refer to Section 7.12 for definitions of certain capitalized terms used in this Agreement):
(a)    all fixed assets of Seller, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;
(b)    all Intellectual Property of Seller with respect to the Business, including the Intellectual Property listed on Schedule 2.17;
(c)    the current assets of Seller as reflected on Schedule 1.7(a), including the Acquired Accounts Receivable, or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital;
(d)    all right, title and interest under each of the Customer Contracts, which are listed on Schedule 1.1(d);
(e)    all right, title and interest under the Temporary Personnel Contracts, which are listed on Schedule 1.1(e);
(f)    all right, title and interest under each of the Billable Staffing Independent Contractor Contracts, which are listed on Schedule 1.1(f);
(g)    all right, title and interest under each of the other contracts listed on Schedule 1.1(g) (collectively, the contracts listed on Schedules 1.1(d), 1.1(e), 1.1(f), and 1.1(g), the “Assumed Contracts”);
(h)    all goodwill related to the Business;
(i)    all right, title and interest in Seller’s trade names used in the Business, including “Donovan & Watkins” and any derivations thereof;
(j)    all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;
(k)    all Records used by Seller in connection with the Business, including customer lists, resumes (but only to the extent used by recruiters employed by Seller in connection with the Business), temporary personnel lists, billable staffing independent contractor lists, referral sources, research and development reports, payroll and billing reports, operating guides and manuals, financial and accounting information, information relating to Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records relating to the Business; and
(l)    any revenue of the Business for services performed on the Closing Date.
1.2    Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) any interest in the Real Property, including the land and buildings located at 1400 Post Oak Blvd., Suite 200, Houston, Texas 77056 (the “Houston Offices”); (b) Seller’s Cash Equivalents; (c) any employee advances of Seller; (d) any prepaid insurance expenses of Seller; (e) any intercompany receivables of Seller; (f) any Excluded Accounts Receivable; (g) any Tax refunds relating to the operation of the Business or the Assets prior to the Closing Date; and (h) the assets of Seller described on Schedule 1.2 (collectively, the “Excluded Assets”). The Selling Person and its subsidiaries and Affiliates (other than Seller) presently own and operate other businesses that are involved in performing information technology staffing and recruiting services and legal staffing and recruiting services (together, the “Retained Business”). For avoidance of doubt, the operations and business of the Retained Business is not included in the definition of the “Business” for purposes of this Agreement, and the assets, properties and business of the Retained Business that are not used in the Business are not included in the definition of “Assets” for purposes of this Agreement.
1.3    Assumed Liabilities. At the Closing, Buyer will only assume: (a) the current liabilities of Seller (not including Indebtedness), which are reflected on Schedule 1.7(a), or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital; and (b) Sellers’ future performance obligations relating to the operation of the Business after the Closing under the Assumed Contracts; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by Seller as of the Closing (collectively, the “Assumed Liabilities”).
1.4    Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Seller or the Selling Person of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
(a)    Liabilities in respect of any of the Excluded Assets;
(b)    Liabilities, including any Proceeding or other third Person claim, to the extent relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing;
(c)    Liabilities relating to Indebtedness or intercompany payables of the Seller;
(d)    Liabilities relating to loans or payables by Seller to the Selling Person or other Liabilities of Seller to the Selling Person;
(e)    Liabilities of Seller relating to (i) Taxes for any taxable period, whether before or after the Closing Date, except to the extent accrued for as current Liabilities in the final calculation of Adjusted Net Working Capital and that are not delinquent or past due; (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement; (iii) unpaid Taxes of any other Person as a successor or transferee by contract or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law); or (iv) payments to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes;
(f)    Liabilities related to Seller or the Selling Person’s transaction fees and expenses contemplated in Section 4.2 or otherwise;
(g)    any undisclosed Liability;
(h)    Liabilities incurred other than in the ordinary course of Seller’s business, consistent with past practice;
(i)    Liabilities related to any Employee Benefit Plans;
(j)    Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;
(k)    all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered on or prior to the Closing Date;
(l)    Liabilities relating to any current or former Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor or current or former group of Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors, except to the extent accrued for as current Liabilities in Adjusted Net Working Capital;
(m)    Liabilities related to any Real Property; and
(n)    any other Liability that is not an Assumed Liability.
1.5    Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay Seller and the Selling Person an aggregate of $8,500,000, subject to adjustment as provided in Section 1.7 (the “Purchase Price”), of which the Parties agree that $8,250,000 will constitute consideration for the acquisition of the Assets from Seller and $250,000 will constitute consideration for the Seller and the Selling Person entering into the agreements and covenants set forth herein, including Section 6.1. The Purchase Price shall be paid at Closing by wire transfer of immediately available funds as follows: (i) $5,250,000 shall be paid to Seller to the account(s) specified in Schedule 1.5, and (ii) $3,250,000 shall be deposited into an account designated by the Escrow Agent and will be held and distributed in accordance with the terms of the Escrow Agreement as a source of payment for, and security against, Seller’s unpaid Liabilities with respect to Taxes relating to the Assets or the Business.
1.6    Earn-Out.
(a)    With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being February 23, 2015) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being February 21, 2016) (such period of time, “Year One”), Seller shall be entitled to the following amount (if any) based upon the COH for Year One (any such payment, the “Year One Payment”):
(i) if COH for Year One is less than or equal to $3,000,000, then Seller shall not be entitled to any Year One Payment;
(ii) if the COH for Year One is greater than $3,000,000, then Seller shall be entitled to receive a Year One Payment that is equal to:
three multiplied by (the COH for Year One minus $3,000,000)
; provided, that the Year One Payment shall not exceed $3,500,000.
(b)    With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being February 22, 2016) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being February 19, 2017) (such period of time, “Year Two”), Seller shall be entitled to the following amount (if any) based upon the COH for Year Two (any such payment, the “Year Two Payment”):
(i) if the COH for Year Two is less than or equal to $3,000,000, then Seller shall not be entitled to any Year Two Payment;
(ii) if the COH for Year Two is greater than $3,000,000, then Seller shall be entitled to receive a Year Two Payment that is equal to:
[three multiplied by (the COH for Year Two minus $3,000,000)] minus any Year One Payment
; provided, that (1) if the result of this calculation is a negative number, then the Year Two Payment shall be zero, and (2) if the Year Two Payment plus the Year One Payment (if any) would exceed $3,500,000, then the Year Two Payment shall equal $3,500,000 minus the Year One Payment.
(c)    With respect to the period of time beginning on (and including) the first day of Buyer’s 25th full accounting month after the Closing Date (such first day being February 20, 2017) and ending on (and including) the last day of the 36th consecutive full accounting month following the Closing Date (such last day being February 25, 2018) (such period of time, “Year Three”), Seller shall be entitled to the following amount (if any) based upon the COH for Year Three (any such payment, the “Year Three Payment”):
(i) if the COH for Year Three is less than or equal to $3,000,000, then Seller shall not be entitled to any Year Three Payment;
(ii) if the COH for Year Three is greater than $3,000,000, then Seller shall be entitled to receive a Year Three Payment that is equal to:
[three multiplied by (the COH for Year Three minus $3,000,000)] minus any Year One Payment minus any Year Two Payment
; provided, that (1) if the result of this calculation is a negative number, then the Year Three Payment shall be zero, and (2) if the Year Three Payment plus the Year One Payment (if any) plus the Year Two Payment (if any) would exceed $3,500,000, then the Year Three Payment shall equal $3,500,000 minus the Year One Payment minus the Year Two Payment.
For illustrative purposes only, if the COH for Year One is $3,300,000, then Seller shall be entitled to receive a Year One Payment that is equal to $900,000, which equals three multiplied ($3,300,000 minus $3,000,000). In addition, for illustrative purposes only, if the COH for the following year (Year Two) was $3,500,000, then Seller shall be entitled to receive a Year Two Payment that is equal to $600,000, which equals [three multiplied by ($3,500,000 minus 3,000,000)] minus $900,000. For illustrative purposes only, if the COH for the following year (Year Three) was $4,000,000, then Seller shall be entitled to receive a Year Three Payment that is equal to $1,500,000, which equals [three multiplied by ($4,000,000 minus 3,000,000)] minus $900,000 minus $600,000.
(d)    For purposes of this Section 1.6,“ COH” (or Contribution to Overhead) shall be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and shall mean, for each applicable year (e.g., Year One, Year Two and Year Three), (x) the revenue earned by Buyer, BG Staffing or their respective Affiliates or assignees that is attributable to the Business for such year, minus (y) the cost of services to the Business for such year, which shall consist of billable staffing independent contractor payments, the temporary payroll, the temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates with respect to the Business, fees and costs associated with the Patient Protection and Affordable Care Act, and worker’s compensation insurance cost associated with the temporary payroll, minus (z) direct operating expenses relating to the Houston branch of the Business, which shall not include any allocation of corporate overhead.
(e)    The Year One Payment, the Year Two Payment and the Year Three Payment (each, an “Earn-Out Payment”), if any, shall be paid by Buyer to Seller in accordance with Section 1.5 within 60 days of the last day of the applicable twelve-month period (e.g., Year One, Year Two and Year Three) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(f). For each fiscal month during Year One, Year Two and Year Three, Buyer agrees to deliver to Seller, within 30 days after the end of such fiscal month, a statement showing the calculation of the COH (each, a “COH Statement”) for such fiscal month and the cumulative COH for the applicable twelve-month period that includes such fiscal month. The COH Statement covering Year One, Year Two or Year Three, as applicable, shall include a calculation of the resulting Earn-Out Payment, if any, and is referred to herein as an “Annual COH Statement.”
(f)    Procedure for Objecting to Calculation of COH. Buyer shall deliver to Seller the Annual COH Statement within 60 days after the end of Year One, Year Two or Year Three, as applicable. If Seller has not given any notice of objection with respect to an Annual COH Statement within ten days after its delivery by Buyer, then the calculation of COH for the period covered by such Annual COH Statement shall be as set forth in such report. If, however, Seller has given a written notice of objection with respect to an Annual COH Statement specifying the items and amounts to which Seller is objecting within the applicable ten-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to such Annual COH Statement within ten days after the delivery of Seller’s objection notice to the disputed Annual COH Statement, then Buyer and Seller shall submit such disputed Annual COH Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Annual COH Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual COH Statement and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.
(g)    Conduct of the Business. From and after the Closing through the end of Year Three, solely for purposes of calculating any Earn-Out Payment, Buyer and BG Staffing shall (i) account for the Business as an entity or division separate from BG Staffing and its Affiliates, (ii) not include any allocation of BG Staffing and its Affiliates’ corporate overhead to BG Staffing and its Affiliates’ post-closing operation of the Business; (iii) consistently apply BG Staffing and its Affiliates’ revenue recognition practices, and all other methods of their accounting practices, with respect to the Business, in the usual, regular and ordinary course of their business in all material respects, and otherwise in accordance with GAAP, and not engage in any practice intended to have the effect of (1) postponing to periods after Year One, Year Two or Year Three revenues attributable to the Business that would otherwise be expected (based on their historical accounting practices) to be recognized during such year, as applicable, or (2) accelerating to Year One, Year Two or Year Three any costs or expenses of the Business that would otherwise be expected (based on their historical accounting practices) to be recognized after such year, as applicable; and (vi) sell, convey, contribute or otherwise transfer the Business to another Person, unless such other Person assumes in writing the obligations of Buyer under this Section 1.6; provided that no such assignment shall release Buyer of any of its obligations to the Seller and the Selling Person under this Agreement.
1.7    Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.
(a)    Preparation of Closing Date Net Working Capital. Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the current assets and current Liabilities of Seller as of the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP in all material respects and otherwise consistent with Seller’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Financial Information. An example calculation of the net working capital of the Business is set forth in Schedule 1.7(a).
(b)    Payment of Purchase Price Adjustment.
(i)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount (subject to Section 5.6) shall be paid by Buyer to Seller.
(ii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital, such deficit amount (subject to Section 5.6) shall be paid by Seller to Buyer.
(iii)    The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within five Business Days after its determination in accordance with this Section 1.7(c) and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.7(c).
(c)    Procedure for Objecting to Calculation of Adjusted Net Working Capital. If Seller has not given any notice of objection with respect to the Closing Date Net Working Capital Statement within fifteen days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement. If, however, Seller has given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Seller is objecting within the applicable fifteen-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Seller’s objection notice to the Closing Date Net Working Capital Statement, then Buyer and Seller shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. The Purchase Price Adjustment described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.
(d)    The Purchase Price shall also be subject to adjustment (the “Customer Price Adjustment”) if any of the Customer Contracts are not freely assignable and transferable and such Customer Contracts have not been fully assigned to Buyer pursuant to Section 4.8 without any material adverse change in their respective terms (unless such changes are reasonably acceptable to Buyer) and Seller is unable to provide Alternative Arrangements (as defined in Section 4.8). Buyer and Seller shall work together in good faith to determine the amount of any Customer Price Adjustment.
1.8    Closing. The Closing shall take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9.
1.9    Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:
(a)    Seller will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and Marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;
(b)    Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;
(c)    Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;
(d)    Intentionally Deleted;
(e)    Buyer and Image Engine, LLC (“Image Engine”) will execute and deliver to each other a master services agreement pursuant to which Buyer will be the sole provider of temporary staffing services and persons to Image Engine and any of its current or prospective customers or clients subject to the terms and conditions set forth therein, in substantially the form attached hereto as Exhibit C;
(f)    Buyer, Seller and the Escrow Agent will execute and deliver to each other an Escrow Agreement, which is attached hereto as Exhibit D (the “Escrow Agreement”);
(g)    Seller will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as payoff letters, to evidence the release of any and all Liens on the Assets, other than Permitted Liens;
(h)    Seller will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement; and
(i)    Seller will deliver to Buyer or otherwise make available the originals or copies of all of Seller’s books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business (except for the Purchase Price); and
(j)    if and only to the extent provided by and permitted under applicable Law, Seller will deliver to Buyer a statement of occasional sale and any other certificates or instruments necessary for the sale and transfer of the Assets to be free of any Transfer Taxes, including, without limitation, a properly completed Statement of Occasional Sale (Texas Comptroller of Public Accounts Form 01-917) executed by Seller certifying that the transaction qualifies as an “Occasional Sale” within the meaning of Section 151.304(b)(2) of the Texas Tax Code.
1.10    Further Assurances. At or after the Closing, and without further consideration, (a) Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Seller such further instruments as Seller may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Seller.
1.11    Allocation of Purchase Price. Within 30 days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price (which for purposes of this Section 1.11 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.5. For a period of 30 days following Seller’s receipt of Buyer’s proposed allocation, Seller and Buyer shall work together to seek an agreement on the proposed allocation. If Seller and Buyer are unable to reach an agreement regarding such allocation during such 30-day period (or by such other deadline as Seller and Buyer agree in writing), Buyer and Seller shall submit their disagreement to the Independent Accounting Firm to be resolved. The final allocation, whether as prepared by Buyer and not timely objected to by Seller, as agreed by the parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, Seller, Buyer, the Selling Person and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no Party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Body, the Party receiving the notice of the contest shall provide the other parties with prompt written notice thereof (which in any event shall be provided within 30 days of receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 1.11 shall be borne 50% by Seller and 50% by Buyer. To the extent reasonably requested by any Party, subject to the foregoing, Buyer and Seller shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price under Section 1.7, if any, shall be allocated as appropriate among the affected Assets as set forth in the Final Allocation. Any adjustments to the Purchase Price attributable to the Earn-Out Payments, excluding any amounts treated as interest (or original issue discount) for federal income Tax purposes, shall be allocated to goodwill.
ARTICLE II
Representations and Warranties of Seller
Subject to the limitations set forth in Article V of this Agreement, Seller hereby represents and warrants to Buyer as follows as of the date of this Agreement:
2.1    Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has full power to own its properties and to conduct the Business as presently conducted. Seller is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which the Business as presently conducted makes such qualification necessary. Seller is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and Seller is so qualified in such jurisdictions. Set forth in Schedule 2.1 is a list of all assumed names under which Seller operates the Business and all jurisdictions in which any of such assumed names is registered and Seller has not operated the Business under any other names.
2.2    Authority. Seller and the Selling Person have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Person pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Person of each Seller Document has been duly authorized by all necessary action on the part of Seller and the Selling Person. This Agreement and the other Seller Documents have been duly executed and delivered by Seller and the Selling Person. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Seller and the Selling Person, enforceable against Seller and the Selling Person in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Selling Person is the holder of all of the issued and outstanding equity interests of Seller and no other Person owns any equity interest in Seller or has the right to acquire an equity interest in Seller.
2.3    Title to Assets.
(o)    Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by Seller and used in connection with the Business (the “Real Property”) and (ii) each fixed asset of Seller that is used in the Business. There are no vehicles owned or leased by Seller and used in or associated with the Business. The Seller does not own any real property.
(p)    The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted.
(q)    Seller has good and Marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and Marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. Except as set forth in Schedule 2.3(c), (i) the fixed assets set forth on Schedule 2.3(a) and (ii) any Assets held under leases or licenses, taken as a whole, are in good condition and repair, ordinary wear and tear excepted, and are in good working order.
(r)    The Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by Seller. Improvements included in the Real Property were constructed in full compliance with, and remain in full compliance with, all applicable Laws, covenants, conditions and restrictions affecting the Real Property. Final, unconditional certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements, true and complete copies of which have been provided to Buyer. There are no actions pending or, to the Knowledge of Seller, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. Seller has not received notice from any insurance company or Governmental Body of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists or, to the Knowledge of Seller, is threatened that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.
2.4    No Violation. Except as set forth in Schedule 2.4, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any obligation to Seller or the Selling Person or give any Person the right to terminate or accelerate any obligation under, any certificate of formation, operating agreement, charter provision, bylaw or any contract, agreement, Permit or Law to which Seller or the Selling Person are a party or by which Seller, the Selling Person or any of the Assets or the Business is in any way bound or obligated.
2.5    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Seller or the Selling Person in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
2.6    Financial and Other Business Information.
(e)    Attached as Schedule 2.6(a) are true and complete copies of the unaudited balance sheet of Seller as of the fiscal years ended December 31, 2013 and 2014 and as of January 31, 2015 (the unaudited balance sheet of Seller as of January 31, 2015 to be referred to as the “Latest Balance Sheet”) and the related unaudited income statements of Seller for the corresponding periods then ended (the “Financial Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP (except for year-end adjustments and the absence of footnote disclosure). The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of Seller, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
(f)    Seller does not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Seller in the ordinary course of business, consistent with past practice, (including the Business Contracts), which Liabilities in the case of (ii) and (iii) above are not required by GAAP to be reflected in the Latest Balance Sheet.
(g)    All Acquired Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by Seller or on its behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Acquired Accounts Receivable are current and collectible net of any respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business
(h)    Attached as Schedule 2.6(d) are true and complete copies of (i) a detailed aging summary of the Acquired Accounts Receivable and the Excluded Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (ii) a detailed report of Seller’s prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iii) a detailed report of Seller’s fixed assets, including a description of each fixed asset and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed aging summary of Seller’s accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (v) a detailed report of Seller’s accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, and (vi) a detailed report of Seller’s accrued payroll, as of the date of the Latest Balance Sheet (collectively, the items (i) – (vi) above, the “Other Business Information”). The Other Business Information has been prepared from the books and Records of Seller, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
2.7    Absence of Certain Changes. Since January 1, 2014 and through the Closing Date, except as expressly reflected in the Financial Information or as set forth in Schedule 2.7, Seller has operated the Business in the ordinary course of business, consistent with past practice, and there has not been:
(a)    any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Seller conducts the Business;
(b)    any change by Seller in its accounting methods, principles or practices relating to the Business;
(c)    the termination of employment (whether voluntary or involuntary) of any officer or key employee of Seller employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of Seller employed in the Business in excess of historical attrition in non-executive personnel;
(d)    any waiver by Seller of any material rights related to the Business or the Assets;
(e)    any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates Seller to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in Seller’s budget, except in each case in the ordinary course of business and consistent with past practice; or
(f)    any agreement or understanding to do or resulting in any of the foregoing.
2.8    Taxes.
(k)    Except as set forth on Schedule 2.8, (i) all Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Seller that encompass or relate in any manner to the Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete; (ii) all Taxes (whether or not shown on any Tax Return) relating to the Assets or the Business that are due and payable have been timely paid; (iii) no Tax deficiency has been proposed or assessed against Seller, and Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Tax; (iv) no Tax audit, action, suit, Proceeding, investigation or claim is now pending or, to the Knowledge of Seller, threatened against Seller, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with Seller’s Tax Returns; (v) no claim has ever been made by a taxing authority in a jurisdiction in which Seller does not currently file Tax Returns that Seller is or may be subject to Tax by that jurisdiction, and, to the Knowledge of Seller, there is no basis for any such claim; (vi) Seller has withheld or collected from each payment made to each of its employees and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax authorities or authorized depositaries; (vii) without limiting the generality of the foregoing, Seller has properly administered (including the proper preparation of all returns and reports), and complied with, applicable Laws in connection with the federal earned income credit and the advance payments thereof (and any equivalent rules for state and local Tax purposes); (viii) except with respect to Taxes not yet due and payable, there are no Liens for unpaid Taxes on the Assets and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien. None of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. None of the Assumed Liabilities includes: (1) an obligation to make a payment that is not deductible under Section 280G of the Code; (2) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (3) an obligation under any Record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Body that will survive the Closing or impose any Liability on Buyer after the Closing; (4) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (5) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law). Seller is not in the business, nor holds itself out to be in the business, of selling assets as provided in the Agreement or tangible personal property of similar nature.
(l)    “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (vi) any transfer Liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee Liability, operation of Law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise.
(m)    “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
2.9    Proceedings. There are currently no pending or, to the Knowledge of Seller, threatened Proceedings by any Person against Seller relating to or concerning the Business or to which any of the Assets may be subject. Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.
2.10    Compliance with Laws. Seller is currently complying with, and has at all times complied with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).
2.11    Permits. Seller owns or possesses from each appropriate Governmental Body all right, title and interest in and to all Permits issued by any Governmental Body necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and, to the extent permitted by applicable Law, is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.
2.12    Employee Matters.
(a)    Schedule 2.12(a) sets forth a true and complete list of all executive and staff employees of Seller, as of February 13, 2015 (the “Staff Employees”), including the name, title or job description, compensation and benefits for each Staff Employee.
(b)    Schedule 2.12(b) sets forth a true and complete list of all temporary personnel of Seller, as of February 13, 2015 (the “Temporary Personnel), including the name, pay rate, bill rate and customer assignment for each Temporary Personnel.
(c)    Schedule 2.12(c) sets forth a true and complete list of all billable staffing independent contractors used or engaged by Seller, as of February 13, 2015, in connection with the Business (the “Billable Staffing Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each Billable Staffing Independent Contractor. The Billable Staffing Independent Contractors are not, and have not been, “employees” of Seller under applicable Laws.
(d)    Seller maintains for each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor all forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. Seller has performed with respect to each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor, such investigations, background checks, reviews and other inquiries as required by Law and as are consistent with those performed by other companies engaged in the business of providing temporary staffing and employment services.
(e)    Seller does not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to the Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors. Seller has not experienced, and, to the Knowledge of Seller, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Seller has no formal plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable by Buyer to directors, managers, officers, Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors.
2.13    Employee Benefit Plans.
(a)    Set forth in Schedule 2.13 is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means any (a) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as (b) all plans or policies providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), which provides benefits, or describes policies or procedures applicable, to any employee or former employee of Seller employed or previously employed in the Business, or any dependent thereof. Seller has provided to Buyer a true and complete copy of each Employee Benefit Plan that covers any Staff Employee or Temporary Personnel, or former Staff Employee or Temporary Personnel of Seller employed or previously used in connection with the Business, or any dependent thereof, all amendments thereto, all written interpretations thereof and the most recently disseminated summary plan description for each Employee Benefit Plan and any summaries of material modifications made after the date thereof. There are no Employee Benefit Plans of Seller that provide a Billable Staffing Independent Contractor with any of the benefits described in this Section 2.13(a). Except as set forth in Schedule 2.13, Seller has no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor, or any dependent or beneficiary thereof. Seller has provided Buyer all documentation and other information related to Seller’s Employee Benefit Plans that has been requested by Buyer.
(b)    With respect to any Employee Benefit Plan that is a “group health plan” within the meaning of Section 607 of ERISA, the Sellers have complied in all material respects with the provisions of ERISA, COBRA and the Health Insurance Portability and Accountability Act of 1996. None of the Employee Benefit Plans is (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Seller or any entity within the same “controlled group” as the Seller within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iii) subject to Title IV of ERISA.
(c)    Seller expressly acknowledges that Buyer will not assume any Employee Benefit Plans of Seller or take on any Liability relating to any Employee Benefit Plans of Seller except as otherwise expressly stated in this Agreement.
2.14    Business Contracts.
(a)    Schedule 1.1(d) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated with respect to providing staffing services, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). Each Customer Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).
(b)    Schedule 1.1(e) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Temporary Personnel (collectively, the “Temporary Personnel Contracts”). Each Temporary Personnel Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Temporary Personnel Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).
(c)    Schedule 1.1(f) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Billable Staffing Independent Contractors (collectively, the “Billable Staffing Independent Contractor Contracts”). Each Billable Staffing Independent Contractor Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Billable Staffing Independent Contractor Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Billable Staffing Independent Contractor Contract (with or without the lapse of time or giving of notice, or both).
(d)    Seller has delivered to Buyer true, correct and complete copies of each Certificate of Insurance with respect to the Business, including those relating to each Customer Contract and each Billable Staffing Independent Contractor Contract (collectively, the “Certificates of Insurance”). Each Certificate of Insurance is in full force and effect on the date hereof and is in compliance with the terms of the applicable Customer Contract or Billable Staffing Independent Contractor Contract to which it relates and with applicable Law. None of the insurance policies described in the Certificates of Insurance will be assigned to Buyer.
(e)    Schedule 2.14(e) lists the following agreements (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not listed in Schedules 1.1(d), 1.1(e) and 1.1(f) (collectively with the agreements and policies listed in Schedules 1.1(d), 1.1(e), and 1.1(f), the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Seller is, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Seller is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Person, or director, manager, officer or employee of Seller employed in the Business, or any Affiliate or immediate family member thereof.
(f)    Seller has delivered to Buyer a true, correct and complete copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Seller has performed all of its obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Seller or, to the Knowledge of Seller, on the part of any other Person under any Business Contract. There has been no termination or notice of default or, to the Knowledge of Seller, any threatened termination under any Business Contract. To the Knowledge of Seller, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.
2.15    Customers. Set forth on Schedule 2.15 is a complete list of all customers of Seller whom Seller has performed services for since January 1, 2013 (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during Seller’s 2013 fiscal year, 2014 fiscal year, and during the 2015 interim period ended on January 31, 2015. None of the Customers has notified Seller of any intention or, to the Knowledge of Seller, threatened to terminate or materially alter its relationship with Seller, and to the Knowledge of Seller, there is no reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer (except for the year-to-year reductions shown on Schedule 2.15) and there has been no material dispute with a Customer, in each case since the beginning of Seller’s 2013 fiscal year.
2.16    Warranties. Seller has committed no act, and there has been no omission by Seller, that would reasonably be expected to give rise to any Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to services rendered prior to or on the Closing Date, except for replacement guarantees under permanent placement contracts entered into in the ordinary course of business prior to the Closing Date (collectively, the “Replacement Guarantees”).
2.17    Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all Intellectual Property (other than software licenses involving commercially available software products under standard end-user object code license agreements). Seller has the right to use all Intellectual Property used by Seller or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and Seller is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. No other Person is infringing the rights of Seller in any of its Intellectual Property. Seller has, and at Closing Buyer will receive, the right to use the name “Donovan & Watkins” including derivations thereof (other than “D&W Legal”), and all trade names, domain names, email addresses and logos used by Seller in connection with the Business.
2.18    Environmental Matters. Seller has conducted the Business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business. Seller has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Seller may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of Seller in the operation of the Business or otherwise, and no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business. Neither Seller, in connection with the Business, nor any of the Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Seller has satisfied and is currently in compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.
2.19    Competing Interests. Except as set forth in Schedule 2.19, the Selling Person and any director, manager, officer or management-level employee of Seller, or any Affiliate of the Selling Person (each, a “Related Party”): (a) do not own, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Seller (in respect of the Business) or that otherwise has material business dealings with Seller (in respect of the Business); or (b) are not parties to, or otherwise have any direct or indirect interest opposed to Seller under, any Business Contract or other business relationship or arrangement.
2.20    No Brokers. Other than to De Bellas & Co., LLC, neither Seller nor the Selling Person has incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
ARTICLE III
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
3.1    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
3.2    Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document has been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and each of the other Buyer Documents are legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
3.3    No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under any certificate of formation, operating agreement, charter provision or bylaw or under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated that will prevent Buyer from consummating the transactions contemplated by this Agreement.
3.4    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
3.5    Independent Evaluation. Buyer acknowledges that Buyer and BG Staffing are experienced and knowledgeable investors in the business of purchasing, owning and operating businesses such as the Business. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and Buyer’s own independent due diligence and investigation of the Business, and has been advised by and has relied solely on their own expertise and their own legal, tax, operations, and other professional counsel and advisors concerning this transaction, the Business and the value thereof.
ARTICLE IV
Covenants and Agreements
4.1    Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body (including, without limitation, the certificates and releases referenced in Section 4.13) in connection with the transactions contemplated by this Agreement and each Party shall reasonably cooperate with the other Parties including providing reasonable access to personnel regarding such application or filing. Seller will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.
4.2    Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or the Selling Person incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to De Bellas & Co., LLC in connection with this Agreement or the transactions contemplated hereby.
4.3    Staff Employee Matters.
(h)    Effective as of the Closing Date, Buyer may offer employment to the Staff Employees listed on Schedule 4.3. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer shall become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). Each Transferred Staff Employee will be eligible to participate in Buyer’s Employee Benefit Plans on the same or similar basis as Buyer’s other similarly situated staff employees.
(i)    Buyer shall have complete and total discretion to establish the wages, hours and terms of employment for all Transferred Staff Employees.
(j)    Seller will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state Law (“COBRA Continuation Coverage”) for all Transferred Staff Employees, Staff Employees, former Staff Employees, any current or former Temporary Personnel (to the extent applicable), and their dependents where the qualifying event as defined in Section 4980B of the Code (the “Qualifying Event”) occurs on or before the Closing Date. Buyer will be responsible for COBRA Continuation Coverage only for all Transferred Staff Employees, Temporary Personnel assigned to Deepwater Horizon Economic and Property Damages Fund and their respective dependents where the Qualifying Event occurs after the Closing Date. Except as provided above in this Section 4.3, from and after the Closing Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of the Transferred Staff Employees.
(k)    Buyer shall not be obligated to recognize a Transferred Staff Employee’s service with Seller for the purpose of accruing or vesting in any benefit under a retirement plan but shall recognize such service for the purpose of computing entitlement to vacations, severance and sick pay, if any, under any Buyer plan, to the extent permitted under applicable Law; provided, however, that any severance and vacation benefits payable upon termination of employment will be based on the Transferred Staff Employee’s actual years of service with Buyer beginning on the Closing Date. Buyer and Seller agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Seller and shall be paid and discharged in full by Seller when and if due.
(l)    This Section 4.3 is an agreement solely between Seller and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Seller or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Personnel of Seller, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.
4.4    Transfer Taxes.
(i)    Seller shall pay and be responsible for any sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Buyer and Seller shall reasonably cooperate to minimize any such Transfer Taxes.
(j)    Prior to, or in no event later than, Closing, Buyer and Seller shall provide to the other copies of any applicable exemption certificates (including a properly completed Statement of Occasional Sale (Texas Comptroller of Public Account Form 01-917)) reasonably requested by the other and necessary to establish the right to any exemption from Transfer Taxes. Buyer and Seller shall thereafter provide the other with any additional exemption certificates and other documentation as may be reasonably requested by the other and required by the Governmental Bodies for such purpose.
4.5    Tax Responsibility; Tax Information; Tax Proration.
(g)    Notwithstanding any other provision in this Agreement, Seller shall be responsible for any and all Taxes, including any and all income and capital gains Taxes and franchise or other Taxes based on overall gross or net income of Seller, resulting from the consummation of the transactions contemplated by this Agreement and shall be responsible for Transfer Taxes in accordance with Section 4.4.
(h)    Seller and Buyer will provide the other Party with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(i)    With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Seller shall jointly, in good faith, estimate the amount of Property Taxes payable by Seller with regard to a Straddle Period pursuant to this Section 4.5(c) (the “Seller Estimated Property Taxes”) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Seller shall readjust the amount of Property Taxes for which Seller is liable in accordance with this Section 4.5(c) (by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be).
(j)    Promptly after Seller receives the Tax clearance certificates requested pursuant to Section 2.8(b), Seller will deliver a copy of such Tax clearance certificates to Buyer.
4.6    Name Change. No later than the tenth Business Day following the Closing, Seller and the Selling Person will file all documents necessary to change any names used in connection with their respective businesses (including “D&W Talent, LLC,” “Donovan & Watkins,” “D&W” and any other “d/b/a’s”) to names bearing no similarity to “D&W Talent, LLC,” “Donovan & Watkins,” “D&W” and similar derivations thereof, and Seller and the Selling Person shall not operate their respective business under such names after the Closing. No later than 30 days after the Closing, Seller and the Selling Person will file all documents necessary to change the name of Donovan & Watkins Legal Solutions, LLC to a name bearing no similarity to “D&W Legal” and “Donovan and Watkins” and similar derivations thereof, and Seller and the Selling Person shall not operate their respective businesses under such names after such date.
4.7    Discharge of Liabilities. Seller shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities.
4.8    Assignment of Assumed Contracts. Seller shall use its reasonable best efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. Buyer shall cooperate with Seller and use its commercially reasonable efforts to assist Seller in obtaining such consents, including providing such information regarding Buyer as such third Persons shall reasonably request as a condition to providing their consent. If Seller is unable to obtain any such third Person consent, Seller shall, at the reasonable direction of Buyer, use its reasonable best efforts to (i) cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable Assumed Contract between the third Person and Seller and/or (ii) act after the Closing as Buyer’s agent for sole purposes of obtaining for Buyer the benefits under such Assumed Contract and cooperate with Buyer in any other commercially reasonable arrangement designed to provide such benefits to Buyer (such actions in clauses (i) and (ii) being “Alternative Arrangements”), in each case to the maximum extent permitted by Law and the Assumed Contract or other Asset.
4.9    Accounts Receivable.
(a)    Seller shall promptly deliver to Buyer any payment received by, or on behalf of, Seller with respect to the Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date, after notice by Buyer to Seller to such effect, Seller shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable and Seller shall thereafter have the right to pursue collection of such Acquired Accounts Receivable.
(b)    Buyer shall promptly deliver to Seller any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a)). Seller may collect payment on the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement.
(c)    In pursuing collection of any Acquired Accounts Receivable purchased by Seller pursuant to the second sentence of Section 4.9(a) and any Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement, Seller agrees to use its commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.
(d)    No later than the third Business Day following the Closing Date, Seller shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Seller with respect to producing and delivering these reports to the extent necessary.
4.10    Financial Statements for Assets. Promptly following the Closing, Seller will prepare and provide to Buyer and its Affiliates such historical financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Buyer’s independent public accountants) and other information and data as are reasonably requested by Buyer (including making its employees reasonably available to answer questions from Buyer and its auditors relating to such financial statements) to allow Buyer and its Affiliates to prepare and file with the Securities and Exchange Commission the historical and pro forma financial statements with respect to the Assets required by applicable U.S. federal securities laws, including Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, and/or to permit or maintain the effectiveness of any registration statement under the Securities Act of 1933, as amended. The cost of preparing and providing the foregoing financial statements, information and data and any related audit to Buyer and its Affiliates shall be borne by Buyer, provided that Seller shall cooperate with Buyer and its Affiliates and otherwise use commercially reasonable efforts to minimize such cost.
4.11    Transition Matters. Subject to the terms and conditions herein, for a period beginning on the Closing Date and ending on the date that is 5 months following the Closing Date, Seller shall provide to Buyer with transition services in a manner and at levels that are substantially similar to Seller’s historical practices prior to the Closing with respect to the Business to allow Buyer to operate the Business in a manner consistent with Seller’s historical practices, such services to be provided at the Houston Offices, at Seller’s cost and expense, which services shall include the following:
(d)    Seller will relocate the Transferred Staff Employees from the 6th floor to the 2nd floor of the Houston Offices and provide adequate space and cubicles for the Transferred Staff Employees.
(e)    The Transferred Staff Employees will have access to Seller’s conference rooms, kitchen facilities, and interview rooms at the Houston Offices.
(f)    Seller will provide network access, internet access, telephone service and voice mail service for each of the Transferred Staff Employees.
(g)    Seller’s receptionist will field calls for the Transferred Staff Employees.
(h)    Seller will provide IT support including network, desktop, internet and software access to the Transferred Staff Employees (including Job Diva). Seller will provide IT support to the Transferred Staff Employees with the same priority as all other employees but will have no liability for the provision of such support except in cases of gross negligence.
(i)    Seller will provide system support software support and advisory services to the Transferred Staff Employees as reasonably requested by Buyer to transition day-to-day operations, capacity and capabilities with respect to the Business to Buyer.
NOTWITHSTANDING ANY PROVISIONS TO THE CONTRARY, SELLER DOES NOT MAKE ANY WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR THE SERVICES IN THIS SECTION 4.11. EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR SELLER’S MANAGERS, MEMBERS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES (COLLECTIVELY “SELLER GROUP”). BUYER HEREBY RELEASES SELLER GROUP FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING CONTRACTUAL INDEMNITY CLAIMS, REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION) SOLELY AND DIRECTLY ARISING OUT OF OR RESULTING FROM THE SERVICES IN THIS SECTION 4.11 OR THE USE BY BUYER OR BUYER’S AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES OF ANY PROPERTY OWNED OR LEASED BY SELLER GROUP AS DESCRIBED IN THIS SECTION 4.11.
4.12    Replacement Guarantees. If prior to the Closing Seller has collected a placement fee under an Assumed Contract with a Replacement Guarantee (such amount, the “Placement Fee”), and after the Closing the other party under such Assumed Contract (the “Applicable Customer”) invokes the Replacement Guarantee so that Buyer is required to replace one or more direct hire placements under the Assumed Contract, then (i) if Buyer is required to refund the Placement Fee to the Applicable Customer, Seller shall promptly reimburse Buyer for the amount of such Placement Fee, or (ii) if Buyer is able to replace the direct hire placement under the Assumed Contract, Seller shall promptly pay Buyer the commissions paid by Buyer with respect to the replacement of the direct hire placement. The Parties shall use their commercially reasonable efforts to work together in good faith to minimize any fees and expenses payable pursuant to this Section 4.12.
4.13    State Taxes. As soon as practicable after the Closing Date but in no event later than February 27, 2015, (a) Seller shall pay or deposit, as the case may be, all California Taxes (as defined in the Escrow Agreement) necessary to fully pay and discharge Seller’s liability for such Taxes, and request a Certificate of Release of Buyer (DE 2220) that no California Taxes are owed by Seller (the “California Certificate of Release”), and (b) Seller shall pay or deposit, as the case may be, all Louisiana Taxes (as defined in the Escrow Agreement) necessary to fully pay and discharge Seller’s liability for such Taxes, and request a Tax clearance certificate that no Louisiana Taxes are owed by Seller (the “Louisiana Tax Clearance Certificate”), and (c) Seller shall and pay or deposit, as the case may be, all Texas Taxes (as defined in the Escrow Agreement) necessary to fully pay and discharge Seller’s liability for such Taxes.
ARTICLE V
Indemnification
5.1    Indemnification of Buyer. Notwithstanding any investigation by Buyer or its representatives, Seller will indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all Proceeding costs and expenses and reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Seller in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement made by Seller in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)    the breach of any fiduciary duty or other claim arising on or prior to the Closing Date under or with respect to any Employee Benefit Plans of Seller; or
(d)    any Liability of Seller, other than the Assumed Liabilities, including any Proceeding or other third Person claims and any Liabilities relating to Taxes, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing Date.
5.2    Indemnification of Seller and the Selling Person. Notwithstanding an investigation by Seller or its representatives, Buyer will indemnify, defend and hold Seller, the Selling Person, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:
(m)    the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(n)    the breach of any agreement made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(o)    the failure of Buyer to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities; or
(p)    any Liability of Buyer, other than the Excluded Liabilities, including any Proceeding or other third Person claims, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring after the Closing Date.
5.3    Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Seller and Buyer made in or pursuant to this Agreement, the Seller Documents and the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
5.4    Time Limitation.
(k)    After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than (x) those made in Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4 (No Violation), Section 2.19 (Competing Interests) and Section 2.20 (No Brokers), as to which a claim may be made at any time and (y) Section 2.8 (Taxes), Section 2.18 (Environmental Matters) and Section 2.13 (Employee Benefit Plans), as to which a claim may be made at any time prior to 90 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof) (such representations and warranties in clause (x) and (y) above being collectively, the “Seller Fundamental Representations”)), only if on or before the date that is 18 months after the Closing Date, the Buyer Indemnitee notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b), (c) and (d) and claims based upon intentional misrepresentation or common law fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
(l)    After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in Section 3.2 (Authority) and Section 3.3 (No Violation) (collectively, the “Buyer Fundamental Representations”), as to which a claim may be made at any time), only if on or before the date that is 18 months after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b) and (c) and claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
5.5    Limitations on Amount.
(n)    Seller.
(i)    Seller shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $75,000 (the “Threshold Amount”); provided, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Seller’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b), (c) and (d), and (C) claims based upon common law fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby.
(ii)    Seller’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $4,250,000 (the “Indemnification Cap”); provided that the limitation contemplated hereby shall not be applicable with respect to (1) breaches of the Seller Fundamental Representations, (2) indemnification pursuant to Sections 5.1(b), (c) and (d), and (3) claims based upon intentional misrepresentation or common law fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby.
(o)    Buyer.
(i)    Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.2 exceeds the Threshold Amount; provided, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), and (c), and (C) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby.
(ii)    Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided that the limitation contemplated hereby shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations, (2) indemnification pursuant to Sections 5.2(b), and (c), and (3) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby.
5.6    Right of Setoff. With respect to any claim for indemnification under this Article V or any other breach of contract claim under this Agreement or any other Seller Document, Buyer is hereby authorized, following written notice to Seller, to setoff and apply any and all claims owing by Seller to Buyer or a Buyer Indemnitee against the obligations, if any, owing by Buyer to Seller in respect of this Agreement, including payment of any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6 and any Purchase Price Adjustment payment that may have otherwise been payable pursuant to Section 1.7. Such setoff is not the sole and exclusive remedy of Buyer. For the avoidance of doubt, Buyer shall only be entitled to setoff and apply an amount that is equal to the aggregate amount of any and claims Buyer or a Buyer Indemnittee has against Seller. In the event that a court of competent jurisdiction determines that Buyer was not entitled to setoff an amount pursuant to this Section 5.6, Seller shall be entitled to receive interest on such amount from the time payment of the amount from Buyer was due until the time the payment of the amount is made by Buyer.
5.7    Miscellaneous.
(a)    Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price and the final calculation of Adjusted Net Working Capital as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Acquired Accounts Receivable if the full amount of such uncollected Acquired Accounts Receivable is repurchased from Buyer by Seller in accordance with Section 4.9(a).
(b)    For purposes of determining the amount of any Loss owing to an Indemnified Party, such amount shall be reduced by the amount of any insurance proceeds received by such Indemnified Party on account of such Loss (net of any costs, expenses or premiums incurred in connection with obtaining such proceeds).
(c)    No Party shall have any liability for punitive or Consequential Damages (as defined below) as a result of a breach of this Agreement. For purposes of this Agreement, “Consequential Damages” shall mean those damages that arise solely from the special circumstances of the damaged Party that could not have been reasonably foreseen by the breaching Party; provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Sections 5.1 or 5.2 to recover Losses that arise as a result of (i) a third Person Proceeding against the Indemnified Party for punitive damages or Consequential Damages, or (ii) claims based upon intentional misrepresentation or common law fraud committed by a Party in connection with this Agreement or the transactions contemplated hereby.
(d)    Except for (i) a Party’s right to specific performance, injunctive action or other equitable remedies, (ii) rights, claims and causes of action based upon intentional misrepresentation or common law fraud committed by a Party in connection with this Agreement or the transactions contemplated hereby, and (iii) Buyer’s setoff rights pursuant to Section 5.6, indemnification pursuant to this Article V shall be the sole and exclusive monetary remedy for which a Buyer Indemnitee shall have against Seller and the Selling Person, and for which a Seller Indemnitee shall have against Buyer, for any Losses arising out of or related to a breach of, or inaccuracy in, any representation or warranty contained in this Agreement.
(e)    Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining the amount of Losses under this Article V, but not the accuracy of any representation or warranty.
5.8    Procedures of Indemnification. The procedures for indemnification shall be as follows:
(e)    The party claiming the indemnification (the “Indemnified Party”) shall promptly give notice to the Party or Parties from whom the indemnification is claimed (the “Indemnifying Party”) of any claim whether between the Parties or brought by a third Person against the Indemnified Party, specifying (i) the factual basis for such claim (to the extent then known by the Indemnified Party), and (ii) the amount of the claim. If a claim relates to a Proceeding filed by a third Person against the Indemnified Party, such notice shall be given by the Indemnified Party to the Indemnifying Party promptly but in any event within 15 days after written notice of such Proceeding shall have been received by the Indemnified Party. Failure to give timely notice shall not affect the indemnification obligations hereunder, except and to the extent that the Indemnifying Party demonstrates that its ability to remedy, contest, defend or settle such claim is materially prejudiced by the Indemnified Party’s delay or failure to give such notice.
(f)    Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days (or fifteen (15) days in the case of any claim by a third Person) in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30)-day period (or fifteen (15)-day period in the case of any third Person claim) (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim.
(g)    With respect to any claim by a third Person as to which the Parties have agreed that the Indemnified Party is entitled to indemnification hereunder (i) the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of, the defense of such claim, (ii) the Indemnifying Party must conduct the defense of such claim actively and diligently thereafter in order to preserve its rights to control the defense of such claim, (iii) the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate, and (iv) the Indemnifying Party shall keep the Indemnified Party fully and timely apprised of all developments, including any settlement offers, with respect to the claim; provided, however, that an Indemnifying Party shall not be entitled to assume control or of defend a claim pursuant to this Section 5.8 without the consent of the Indemnified Party, if (1) the claim seeks an injunction, specific performance or other equitable relief, (2) settlement, or an adverse judgment with respect to, such claim would be reasonably likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (3) there would be a conflict of interest or other materially detrimental or inappropriate matter associated with the Indemnifying Party’s assumption of the defense of the claim. If the Indemnifying Party elects to assume control of the defense of any third-Person claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to, any such claim or demand unless the proposed settlement or compromise, or judgment or order, (A) involves only the payment of money by one or more Indemnifying Party, (B) does not impose any injunction, specific performance or other equitable relief upon the Indemnified Party, (C) includes an unconditional release of Indemnified Party for any Liability arising out of such claim or demand or any related claim or demand, and (D) there is no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or its Affiliates.
(h)    If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-Person claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.
ARTICLE VI
Noncompetition and Nonsolicitation Agreements
6.1    Noncompetition and Nonsolicitation by Seller and the Selling Person.
(q)    In consideration of the transactions contemplated by this Agreement, including the purchase of the Assets (and the goodwill associated therewith) and the Business, Seller and the Selling Person covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), none of Seller, any Affiliate of Seller, the Selling Person, or any Affiliate of the Selling Person (each, a “Seller Covenanting Person”) will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing temporary or full-time staffing services in the accounting and finance or secretarial and administrative areas within the State of Texas and the State of Louisiana (a “Buyer Competing Business”); (y) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the period preceding the Closing Date was, a purchaser of services from Seller, Buyer or their respective Affiliates, to purchase any services from any Buyer Competing Business or from any Person other than Buyer or its Affiliates with respect to a Buyer Competing Business; or (z) solicit, entice, induce or hire any Person who is an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates, or approach any such employee temporary personnel or billable staffing independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person; provided, however, that this clause (z) shall not restrict any Seller Covenanting Person from making any general solicitation for employment that is not specifically targeted or directed at any such Persons or from hiring or engaging any Person who responds to such a general solicitation. Notwithstanding anything contained in this Agreement, the restrictive covenants set forth in this Section 6.1(a) shall not restrict any of the Temporary Personnel listed on Schedule 6.1(a) (the “Grandfathered Temporary Personnel”) from continuing to provide administrative staffing services to the customers of the Selling Person’s Affiliates set opposite the respective names of the Grandfathered Temporary Personnel on Schedule 6.1(a) in a manner consistent with the historical practice of such Affiliate; provided, however, that if a Grandfathered Temporary Personnel’s assignment with such customer terminates, the restrictive covenants of this Section 6.1(a) shall apply to with respect such individual.
(r)    Seller and the Selling Person represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to Section 6.1(a) and that enforcement of the restrictive covenants set forth in Section 6.1(a) will not be unduly burdensome to Seller or the Selling Person. Seller and the Selling Person acknowledge that their agreement to the restrictive covenants set forth in Section 6.1(a) is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Seller and the Selling Person acknowledge and agree that the restrictive covenants and remedies set forth in Section 6.1(a) are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
6.2    Noncompetition by Buyer and BG Staffing.
(k)    In consideration of the transactions contemplated by this Agreement, Buyer and BG Staffing covenant to Seller that, for the Non-Competition Period, without the prior written consent of Seller (which consent may be withheld in the sole and absolute discretion of Seller), neither Buyer, BG Staffing nor any Affiliate of Buyer or BG Staffing (each, a “Buyer Covenanting Person”) will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person), engage in, or have any financial interest in any other Person that engages in, the business of providing information technology temporary staffing and employment services from an office of BG Staffing or its Affiliates in the Houston, Texas metropolitan area. For purposes of clarity, the restrictive covenants set forth in this Section 6.2(a) shall not restrict a Buyer Covenanting Person from engaging, directly or indirectly, in the business of providing information technology temporary staffing and employment services from offices of BG Staffing and its Affiliates outside of the Houston, Texas metropolitan area (including to customers located in the Houston, Texas metropolitan area) so long as such services are not provided from an office of BG Staffing or its Affiliates in the Houston, Texas metropolitan area.
(l)    Buyer and BG Staffing represent to Seller that each is willing and able to engage in businesses that are not restricted pursuant to Section 6.2(a) and that enforcement of the restrictive covenants set forth in Section 6.2(a) will not be unduly burdensome to Buyer or BG Staffing. Buyer and BG Staffing acknowledge that their agreement to the restrictive covenants set forth in Section 6.2(a) is a material inducement and condition to Seller’s willingness to enter into this Agreement and the other Seller Documents, to consummate the transactions contemplated hereby and thereby and to perform Seller’s obligations hereunder and thereunder. Buyer and BG Staffing each acknowledges and agrees that the restrictive covenants and remedies set forth in Section 6.2(a) are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Seller and its Affiliates.
6.3    Exception. Notwithstanding the foregoing, it will not be a violation of the restrictive covenants set forth in Section 6.1(a) and Section 6.2(a) for a Seller Covenanting Person or a Buyer Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.
6.4    Equitable Relief. Each Party acknowledges and agrees that the other Parties would be irreparably harmed by any breach of the restrictive covenants set forth in this Article VI and that, in addition to all other rights and remedies available to the non-breaching Party at Law or in equity, the non-breaching Party will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Seller Covenanting Person or Buyer Covenanting Person breaches Section 6.1 or Section 6.2, as applicable, the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.
6.5    Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Article VI are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the Parties and their respective Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Article VI as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of such Party and its Affiliates.
ARTICLE VII
Miscellaneous
7.1    Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Party pursuant to this provision):

if to Buyer:	with copies to:

BG Staffing, Inc. 5000 Legacy Drive, Suite 350 Plano, Texas 75024 Attention: L. Allen Baker, Jr. Email: abaker@bgstaffing.com	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: William P. Bowers Facsimile: (214) 855-8200 Email: bbowers@fulbright.com

if to Seller or the Selling Person:	with copies to:

Willis Group, LLC 1400 Post Oak Blvd., Suite 200 Houston, Texas 77056 Attention: Mark Willis Facsimile: (713) 547-4530 Email: Mark@willisgroupus.com	Doherty & Doherty LLP 1717 St. James Place, Suite 520 Houston, Texas 77056 Attention: J. Patrick Doherty Facsimile: (713) 572-1000 Email: pat@doherty-law.com

7.2    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.
7.3    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.
7.4    Severability. Subject to Section 6.5, the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
7.5    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto.
7.6    Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, dated as of October 17, 2014, between BG Staffing and De Bellas & Co., LLC, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Seller contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Seller under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
7.7    Specific Performance; Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
7.8    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
7.9    CONSENT TO EXCLUSIVE JURISDICTION. EACH OF THE PARTIES AGREE THAT ANY LEGAL ACTION OR OTHER PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT SHALL BE BROUGHT OR OTHERWISE COMMENCED EXCLUSIVELY IN THE FEDERAL COURTS LOCATED IN THE STATE OF TEXAS, OR IF THAT COURT DOES NOT HAVE JURISDICTION, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF TEXAS. EACH OF THE PARTIES (I) EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF EACH STATE AND FEDERAL COURT LOCATED IN THE STATE OF TEXAS (AND EACH APPELLATE COURT LOCATED IN THE STATE OF TEXAS) IN CONNECTION WITH ANY SUCH PROCEEDING, INCLUDING TO ENFORCE ANY SETTLEMENT, ORDER OR AWARD; (II) CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING ANYWHERE IN THE WORLD IN A MANNER CONSISTENT WITH RULE 4 OF THE FEDERAL RULES OF CIVIL PROCEDURE OR IN A MANNER CONSISTENT WITH THE APPLICABLE LAW OF THE JURISDICTION IN WHICH PROCESS IS SERVED; (III) AGREES THAT EACH STATE AND FEDERAL COURT LOCATED IN THE STATE OF TEXAS SHALL BE DEEMED TO BE A CONVENIENT FORUM; (IV) WAIVES AND AGREES NOT TO ASSERT (BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE), IN ANY SUCH PROCEEDING COMMENCED IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF TEXAS, ANY CLAIM THAT SUCH PERSON IS NOT SUBJECT PERSONALLY TO THE JURISDICTION IN SUCH COURT, THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT; AND (V) AGREES TO THE ENTRY OF AN ORDER TO ENFORCE ANY RESOLUTION, SETTLEMENT, ORDER OR AWARD MADE PURSUANT TO THIS SECTION 7.9 BY THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS AND IN CONNECTION THEREWITH HEREBY WAIVES, AND AGREES NOT TO ASSET BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, ANY CLAIM THAT SUCH RESOLUTION, SETTLEMENT, ORDER OR AWARD IS INCONSISTENT WITH OR VIOLATIVE OF THE LAWS OR PUBLIC POLICY OF THE LAWS OF ANY OTHER JURISDICTION.
7.10    Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.
7.11    Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
7.12    Certain Definitions. For purposes of this Agreement:
(a)    the term “Acquired Accounts Receivable” means any accounts or notes receivable of Seller that are not an Excluded Accounts Receivable, including (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business for services performed on or prior to the Closing Date that has not yet been invoiced by Seller as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing;
(b)    the term “Adjusted Net Working Capital” means (x) the current assets of Seller (not including Cash Equivalents of Seller or any other Excluded Assets) minus (y) the current Liabilities of Seller (not including Indebtedness of Seller or any other Excluded Liabilities);
(c)    the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;
(d)    the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas or Houston, Texas are permitted or required to be closed;
(e)    the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, negotiable money orders and checks (including those held by Seller as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Seller (including those not yet cleared) that are outstanding as of the Closing Date;
(f)    the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(g)    the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;
(h)    the term “Escrow Agent” means Grand Bank;
(i)    the term “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any accounts or notes receivable of Seller from a Related Party, including Image Engine; (iv) any claim, remedy or other right related to any of the foregoing; and (v) any reserves related to the foregoing shown in the Financial Information;
(j)    the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;
(k)    the term “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body;
(l)    the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, and includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;
(m)    the term “Indebtedness” means all obligations of Seller or the Selling Person for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;
(n)    the term “Independent Accounting Firm” means an accounting firm of national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;
(o)    the term “Intellectual Property” means any and all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from Seller) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Seller and used in the Business or with respect to which Seller, with respect to the Business, has any license or use rights;
(p)    the term “Knowledge of Seller” or similar language, means the actual knowledge of Mike Willis, Mark Willis, Dan Lensgraf and Mary Patrick after conducting a reasonable inquiry and investigation into the subject matter of such representation and warranty.
(q)    the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;
(r)    the term “Marketable” means a title that a reasonable buyer would accept because it lacks any defect and covers the entire property that the seller purports to sell;
(s)    the term “Party” means any of Buyer, BG Staffing, Seller or the Selling Person;
(t)    the term “Permit” means any permit, license, authorization, approval, quality certification, franchise or right;
(u)    the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not delinquent or are being contested in good faith and by appropriate proceedings to the extent disclosed on the Latest Balance Sheet or used in the final calculation of Adjusted Net Working Capital to the extent such Taxes are not delinquent or past due, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Seller, (iv) as to leased assets or properties, rights of the lessors thereof, which, in each case, individually or in the aggregate, are not material to the Business or the Assets and do not prohibit or materially interfere with the Business as currently conducted;
(v)    the term “Person” means any individual, corporation, partnership, Governmental Body or other entity;
(w)    the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator;
(x)    the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and
(y)    the term “Target Net Working Capital” means the amount of $1,575,000.
7.13    Guaranty of the Selling Person. In consideration of the execution and delivery by Buyer of this Agreement, the Selling Person hereby guarantees absolutely and unconditionally to Buyer (a) the due and punctual performance, when and as due, of all obligations of Seller arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Seller arising under or pursuant to this Agreement.
7.14    Guaranty of BG Staffing. In consideration of the execution and delivery by Seller of this Agreement, BG Staffing hereby guarantees absolutely and unconditionally to Seller (a) the due and punctual performance, when and as due, of all obligations of Buyer arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Buyer arising under or pursuant to this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER: BG Finance and Accounting, Inc. By: /s/ L. Allen Baker, Jr. Name: L. Allen Baker, Jr. Title: President and CEO
BG STAFFING: BG Staffing, Inc. By: /s/ L. Allen Baker, Jr. Name: L. Allen Baker, Jr. Title: President and CEO
SELLER: D&W Talent, LLC By: /s/ Mark Willis Name: Mark Willis Title: President
SELLING PERSON: Willis Group, LLC By: /s/ Mark Willis Name: Mark Willis Title: President

Exhibits*
A        Bill of Sale
B        Assignment and Assumption Agreement
C        Master Services Agreement
D        Escrow Agreement

Schedules*
1.1(d)        Customer Contracts
1.1(e)        Temporary Personnel Contracts
1.1(f)        Billable Staffing Independent Contractor Contracts
1.1(g)        Other Assumed Contracts
1.2        Other Excluded Assets
1.5        Purchase Price Instructions
1.7(a)        Target Net Working Capital
2.1        Foreign Qualifications/Assumed Names
2.3(a)        List of Seller’s Assets
2.3(c)        Condition of Assets
2.4        Required Consents
2.6(a)        Financial Information
2.6(c)        Other Business Information
2.7        Certain Changes
2.8        Taxes
2.11        Permits
2.12(a)        Staff Employees
2.12(b)        Temporary Personnel
2.12(c)        Billable Staffing Independent Contractors
2.13        Employee Benefit Plans
2.14(e)        Other Business Contracts
2.15        Customers
2.17        Intellectual Property
2.19        Competing Interests
4.3        Transferred Staff Employees
6.1(a)        Grandfathered Temporary Personnel

*Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. BG Staffing, Inc. hereby agrees to furnish a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.